Exhibit 23.6
CONSENT OF DUFF & PHELPS, LLC
     We hereby consent to the inclusion in the Registration Statement on Form F-4 of Royal Bank of Canada to be filed with the Securities and Exchange Commission (“SEC”) of our opinion letter (the “Opinion”) addressed to Bank of America, National Association (successor to United States Trust Company), as Trustee (the “Trustee”) of the employee stock ownership plan portion of the Ferris, Baker Watts, Incorporated
401(k) Employee Stock Ownership Plan (the “Plan”). The Opinion has been enclosed in a letter to the ESOP participants in the Plan from the Trustee and such letter is included in Exhibit 99.1 to the Registration Statement on Form F-4 relating to the proposed merger of Ferris, Baker Watts, Incorporated and Steamer Acquisition Corp., a wholly-owned subsidiary of Royal Bank of Canada. We also consent to the references to such opinion therein.
     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

/s/ Duff & Phelps, LLC

DUFF & PHELPS, LLC

Dated: March 27, 2008